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Exhibit 99.1:

CORPORATE PRESS RELEASE                        LOGO: CHARLES RIVER LABORATORIES

Dennis R. Shaughnessy
Investor Relations
978-658-6000 Ext. 1329
www.criver.com

                CHARLES RIVER COMPLETES ACQUISITION OF PRIMEDICA

         WILMINGTON, MA.; FEBRUARY 27, 2001: Charles River Laboratories International, Inc. (NYSE:CRL), through its wholly-owned subsidiary Charles River Laboratories, Inc., today announced the completion of the acquisition of Primedica Corporation from Genzyme Transgenics Corporation (NASDAQ: GZTC). Primedica, headquartered in Worcester, MA is a leading provider of pre-clinical drug discovery and development services to the biopharmaceutical industry. The acquisition is expected to be accretive to Charles River's earnings in 2001 by $0.03 per share. The signing of a definitive agreement to purchase Primedica was announced on February 7.

         The purchase price paid by Charles River for Primedica was $51.9 million, including $26 million in cash, $16.5 million in restricted stock, and $9.4 million in assumed liabilities. Primedica's revenues increased 31% in 2000 to $72.3 million. EBITDA (earnings before interest, taxes, depreciation and amortization) in 2000 was $6.5 million, an increase of more than 250% over the prior year. For the last six months of 2000, Primedica's revenues and EBITDA were $39.9 million and $4.4 million, respectively, evidencing substantial revenue growth and improving profitability. Charles River expects to achieve significant additional cost savings as well as revenue synergies.

         Primedica will be integrated into Charles River's biomedical products and services segment. Primedica's service offerings include drug efficacy and safety testing, where Charles River already offers a number of value-added services, and biopharmaceutical production, drug formulation and bioanalytical chemistry, where Charles River does not currently have significant capabilities.

         Charles River Laboratories, based in Wilmington, MA, is a leading provider of critical research tools and integrated support services that enable innovative and efficient drug discovery and development. The Company is the global leader in providing the animal research models required in research and development for new drugs, devices and therapies. The Company also offers a broad and growing portfolio of biomedical products and services that enable customers to reduce cost, increase speed, and enhance productivity and effectiveness in drug discovery and development. Charles River's customer base spans over 50 countries, and includes all of the major pharmaceutical and biotechnology companies, as well as many leading hospitals and academic institutions. The Company operates 70 facilities in 15 countries worldwide. Additional information is available on the Charles River web site, http://www.criver.com.

         This document may contain forward looking statements. Such statements involve a number of risks and uncertainties that could cause actual results to differ materially from those stated or implied by the forward looking statements, including the failure to recognize cost savings and expected synergies and revenue growth in connection with the acquisition, acquisition integration risks, industry trends including outsourcing in pre-clinical drug discovery and development, new displacement technologies, USDA and FDA regulation, changes in law, special interest groups, continued availability of products and suppliers, biosecurity contaminations, retention of key personnel, and others that are described in Risk Factors contained in the Company's SEC filings, including its most recent Registration Statement filed on Form S-3 dated February 23, 2001. The Company disclaims an intent or any obligation to update forward looking statements, and otherwise claims the "safe harbor" protections for forward looking statements afforded under The Private Securities Litigation Reform Act of 1995.